Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact:
Chris Gay Cabela’s Incorporated 308-255-2905 Media Contact: Joe Arterburn Cabela’s Incorporated 308-255-1204

Cabela’s Inc. Announces Increased Revolving Credit Facility

SIDNEY, Neb. (April 3, 2008) – Cabela's Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, today announced that pursuant to its existing credit agreement it has increased its revolving credit facility to $430 million from $325 million.  The five-year credit facility, which expires June 30, 2012, is supported by a consortium of financial institutions led by U.S. Bank.  Advances under the credit facility are used for general business purposes, including working capital support.  The increased facility provides Cabela’s with additional flexibility as it continues to add retail stores and expand its market presence.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping and related outdoor merchandise.  Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®.  Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.  Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program.

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